                                                                    EXHIBIT 99.1

 HISTORICAL ATTRIBUTED FINANCIAL INFORMATION FOR PROPOSED TRACKING STOCK GROUPS

    We have announced our intention to create, subject to stockholder approval, two new tracking stocks, one ("Liberty Interactive Stock") intended to reflect the separate performance of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc. and Provide Commerce, Inc. and our interests in IAC/InterActiveCorp and Expedia, Inc., the second ("Liberty Capital Stock") intended to reflect the separate performance of all of our assets and businesses not attributed to the Interactive Group. If the proposal to create the tracking stocks is approved and completed, each share of our existing Series A and Series B common stock would be exchanged for .25 of a share of the same series of Liberty Interactive Stock and .05 of a share of the same series of Liberty Capital Stock.

    The following tables present our assets, liabilities, revenue, expenses and cash flows as of and for the three months ended March 31, 2006 and 2005. The tables further present our assets, liabilities, revenue, expenses and cash flows that will be attributed to the Interactive Group and the Capital Group, respectively, if the restructuring is completed. The financial information is derived from our unaudited financial statements for the three months ended
March 31, 2006 included in this Quarterly Report on Form 10-Q. The attributed financial information presented in the tables has been prepared assuming the restructuring had been completed as of January 1, 2005.

    Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Capital Group, the proposed restructuring will not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries will each continue to be responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Capital common stock will be holders of our common stock and continue to be subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Capital common stock will not affect the rights of our creditors.

                           BALANCE SHEET INFORMATION
                                 MARCH 31, 2006

                                                         ATTRIBUTED (NOTE 1)
                                                       -----------------------
                                                       INTERACTIVE    CAPITAL                   HISTORICAL
                                                          GROUP        GROUP     ELIMINATIONS    LIBERTY
                                                       -----------   ---------   ------------   ----------
                                                                       AMOUNTS IN MILLIONS
ASSETS
Current assets:
  Cash and cash equivalents..........................    $   892         788           --          1,680
  Trade and other receivables, net...................        694         333           --          1,027
  Inventory, net.....................................        749          --           --            749
  Derivative instruments (note 2)....................         48         253           --            301
  Current deferred tax assets........................        195          --         (195)            --
  Other current assets...............................         50         662           --            712
                                                         -------      ------         ----         ------
    Total current assets.............................      2,628       2,036         (195)         4,469
                                                         -------      ------         ----         ------
Investments in available-for-sale securities and
  other cost investments (note 3)....................      2,180      16,946           --         19,126
Long-term derivative instruments (note 2)............         --         912           --            912
Investments in affiliates, accounted for using the
  equity method......................................      1,212         677           --          1,889
Property and equipment, net..........................        773         407           --          1,180
Goodwill.............................................      5,604       1,850           --          7,454
Trademarks...........................................      2,401          10           --          2,411
Intangible assets subject to amortization, net.......      3,897         221           --          4,118
Other assets, at cost, net of accumulated
  amortization.......................................         29         791           --            820
                                                         -------      ------         ----         ------
    Total assets.....................................    $18,724      23,850         (195)        42,379
                                                         =======      ======         ====         ======
LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable...................................    $   407          51           --            458
  Accrued liabilities................................        684         400           --          1,084
  Intergroup payable/receivable......................        111        (111)          --             --
  Derivative instruments (note 2)....................          8       1,708           --          1,716
  Current portion of debt (note 4)...................      1,378           3           --          1,381
  Current deferred tax liabilities...................         --         256         (195)            61
  Other current liabilities..........................         17         133           --            150
                                                         -------      ------         ----         ------
    Total current liabilities........................      2,605       2,440         (195)         4,850
                                                         -------      ------         ----         ------

Long-term debt (note 4)..............................      3,949       2,467           --          6,416
Long-term derivative instruments (note 2)............         --       1,116           --          1,116
Deferred income tax liabilities (note 7).............      3,134       5,794           --          8,928
Other liabilities....................................        358         750           --          1,108
                                                         -------      ------         ----         ------
    Total liabilities................................     10,046      12,567         (195)        22,418

Minority interests in equity of subsidiaries.........        181         196           --            377
Equity/Attributed net assets.........................      8,497      11,087           --         19,584
                                                         -------      ------         ----         ------
    Total liabilities and equity.....................    $18,724      23,850         (195)        42,379
                                                         =======      ======         ====         ======

                      STATEMENT OF OPERATIONS INFORMATION
                       THREE MONTHS ENDED MARCH 31, 2006

                                                                ATTRIBUTED (NOTE 1)
                                                              -----------------------
                                                              INTERACTIVE    CAPITAL    HISTORICAL
                                                                 GROUP        GROUP      LIBERTY
                                                              -----------   ---------   ----------
                                                                      AMOUNTS IN MILLIONS,
                                                                    EXCEPT PER SHARE AMOUNTS
Revenue:
  Net sales from electronic retailing.......................     $1,608         --         1,608
  Communications and programming services...................         --        375           375
                                                                 ------       ----         -----
                                                                  1,608        375         1,983
                                                                 ------       ----         -----
Operating costs and expenses:
  Cost of sales--electronic retailing services..............      1,000         --         1,000
  Operating.................................................        132        266           398
  Selling, general and administrative (including stock-based compensation of $27 million and $4 million for
    Interactive Group and Capital Group, respectively)
    (notes 5 and 6).........................................        138         70           208
  Depreciation and amortization.............................        120         42           162
                                                                 ------       ----         -----
                                                                  1,390        378         1,768
                                                                 ------       ----         -----
    Operating income (loss).................................        218         (3)          215

Other income (expense):
  Interest expense..........................................        (93)       (55)         (148)
  Dividend and interest income..............................          9         48            57
  Share of earnings of affiliates, net......................          4          4             8
  Realized and unrealized gains (losses) on financial
    instruments, net........................................         20       (213)         (193)
  Gains on dispositions of assets, net......................         --         22            22
  Other, net................................................          1          3             4
                                                                 ------       ----         -----
                                                                    (59)      (191)         (250)
                                                                 ------       ----         -----
    Earnings (loss) from continuing operations before income
      taxes and minority interests..........................        159       (194)          (35)
Income tax benefit (expense) (note 7).......................        (76)       178           102
Minority interests in losses (earnings) of subsidiaries.....         (8)         4            (4)
                                                                 ------       ----         -----
    Earnings (loss) from continuing operations..............     $   75        (12)           63
                                                                 ======       ====         =====
Earnings (loss) from continuing operations:
  Liberty Interactive common stock..........................                               $  75
  Liberty Capital common stock..............................                                 (12)
                                                                                           -----
                                                                                           $  63
                                                                                           =====
Historical basic and diluted loss from continuing operations
  per common share..........................................                               $ .02
                                                                                           =====
Pro forma basic and diluted earnings (loss) from continuing
  operations per common share (note 8):
    Liberty Interactive common stock........................                               $ .11
                                                                                           =====
    Liberty Capital common stock............................                               $(.09)
                                                                                           =====

                      STATEMENT OF OPERATIONS INFORMATION
                       THREE MONTHS ENDED MARCH 31, 2005

                                                                ATTRIBUTED (NOTE 1)
                                                              -----------------------
                                                              INTERACTIVE    CAPITAL    HISTORICAL
                                                                 GROUP        GROUP      LIBERTY
                                                              -----------   ---------   ----------
                                                                      AMOUNTS IN MILLIONS,
                                                                    EXCEPT PER SHARE AMOUNTS
Revenue:
  Net sales from electronic retailing.......................     $1,464         --         1,464
  Communications and programming services...................         --        357           357
                                                                 ------       ----         -----
                                                                  1,464        357         1,821
                                                                 ------       ----         -----
Operating costs and expenses:
  Cost of sales--electronic retailing services..............        914         --           914
  Operating.................................................        129        245           374
  Selling, general and administrative (including stock-based compensation of $8 million and ($10) million for
    Interactive Group and Capital Group, respectively
    (notes 5 and 6).........................................        107         62           169
  Depreciation and amortization.............................        115         46           161
                                                                 ------       ----         -----
                                                                  1,265        353         1,618
                                                                 ======       ====         =====
    Operating income........................................        199          4           203

Other income (expense):
  Interest expense..........................................        (82)       (67)         (149)
  Dividend and interest income..............................          9         33            42
  Share of earnings (losses) of affiliates, net.............         (1)         6             5
  Realized and unrealized gains (losses) on derivative
    instruments, net........................................        (29)       797           768
  Gains (losses) on dispositions, net.......................         40       (420)         (380)
  Other, net................................................         (6)        --            (6)
                                                                 ------       ----         -----
                                                                    (69)       349           280
                                                                 ------       ----         -----
    Earnings from continuing operations before income taxes
      and minority interest.................................        130        353           483

Income tax expense (note 7).................................        (55)      (170)         (225)
Minority interests in earnings of subsidiaries..............        (19)        --           (19)
                                                                 ------       ----         -----
    Earnings from continuing operations.....................     $   56        183           239
                                                                 ======       ====         =====
Historical basic and diluted earnings from continuing
  operations per common share...............................                               $ .09
                                                                                           =====

                      STATEMENT OF CASH FLOWS INFORMATION
                       THREE MONTHS ENDED MARCH 31, 2006

                                                                ATTRIBUTED (NOTE 1)
                                                              -----------------------
                                                              INTERACTIVE    CAPITAL    HISTORICAL
                                                                 GROUP        GROUP      LIBERTY
                                                              -----------   ---------   ----------
                                                                      AMOUNTS IN MILLIONS
Cash flows from operating activities:
  Net loss..................................................     $ (11)         (15)         (26)
  Adjustments to reconcile net loss to net cash provided
    (used) by operating activities:
    Cumulative effect of accounting change..................        86            3           89
    Depreciation and amortization...........................       120           42          162
    Stock-based compensation................................        27            4           31
    Noncash interest expense................................         1           25           26
    Share of earnings of affiliates, net....................        (4)          (4)          (8)
    Realized and unrealized losses (gains) on financial
      instruments, net......................................       (20)         213          193
    Gains on disposition of assets, net.....................        --          (22)         (22)
    Minority interests in earnings (losses) of
      subsidiaries..........................................         8           (4)           4
    Deferred income tax benefit.............................       (34)        (116)        (150)
    Other noncash charges (credits), net....................        (2)          13           11
    Changes in operating assets and liabilities, net of the
      effects of acquisitions:
      Current assets........................................       123         (122)           1
      Payables and other current liabilities................      (161)         (87)        (248)
                                                                 -----        -----        -----
        Net cash provided (used) by operating activities....       133          (70)          63
                                                                 -----        -----        -----
Cash flows from investing activities:
  Cash proceeds from dispositions...........................        --          137          137
  Net proceeds (payments) from settlement of derivatives....        (5)         189          184
  Cash paid for acquisitions, net of cash acquired..........      (431)        (166)        (597)
  Capital expended for property and equipment...............       (42)         (17)         (59)
  Net sales of short term investments.......................        23          103          126
  Investments in and loans to cost and equity investees.....        --         (120)        (120)
  Other investing activities, net...........................        --            3            3
                                                                 -----        -----        -----
        Net cash provided (used) by investing activities....      (455)         129         (326)
                                                                 -----        -----        -----
Cash flows from financing activities:
  Repayments of debt........................................        (2)          --           (2)
  Intergroup cash transfers, net............................       274         (274)          --
  Repurchases of subsidiary common stock....................       (26)          (3)         (29)
  Other financing activities, net...........................        20            5           25
                                                                 -----        -----        -----
        Net cash provided (used) by financing activities....       266         (272)          (6)
                                                                 -----        -----        -----
Effect of foreign currency rates on cash....................         3           --            3
                                                                 -----        -----        -----

        Net decrease in cash and cash equivalents...........       (53)        (213)        (266)
        Cash and cash equivalents at beginning of period....       945        1,001        1,946
                                                                 -----        -----        -----
        Cash and cash equivalents at end period.............     $ 892          788        1,680
                                                                 =====        =====        =====

                      STATEMENT OF CASH FLOWS INFORMATION
                       THREE MONTHS ENDED MARCH 31, 2005

                                                               ATTRIBUTED (NOTE 1)
                                                              ----------------------
                                                              INTERACTIVE   CAPITAL    HISTORICAL
                                                                 GROUP       GROUP      LIBERTY
                                                              -----------   --------   ----------
                                                                      AMOUNTS IN MILLIONS
Cash flows from operating activities:
  Net earnings..............................................     $  56         198          254
  Adjustments to reconcile net earnings to net cash provided
    (used) by operating activities:
    Earnings from discontinued operations...................        --         (15)         (15)
    Depreciation and amortization...........................       115          46          161
    Stock compensation......................................         8         (10)          (2)
    Payments of stock compensation..........................        --         (36)         (36)
    Noncash interest expense................................        --          25           25
    Share of losses (earnings) of affiliates, net...........         1          (6)          (5)
    Realized and unrealized losses (gains) on derivative
      instruments, net......................................        29        (797)        (768)
    Losses (gains) on disposition of assets, net............       (40)        420          380
    Minority interests in earnings of subsidiaries..........        19          --           19
    Deferred income tax expense (benefit)...................       (45)        203          158
    Other noncash charges, net..............................         6           7           13
    Changes in operating assets and liabilities, net of the
      effect of acquisitions and dispositions:
      Current assets........................................       137         (60)          77
      Payables and other current liabilities................      (107)        (47)        (154)
                                                                 -----        ----        -----
        Net cash provided (used) by operating activities....       179         (72)         107
                                                                 -----        ----        -----
Cash flows from investing activities:
  Cash proceeds from dispositions...........................        --          39           39
  Net payments for settlement of derivatives................        --          (7)          (7)
  Capital expended for property and equipment...............       (18)        (22)         (40)
  Net sales of short term investments.......................        --          71           71
  Other investing activities, net...........................        --           7            7
                                                                 -----        ----        -----
        Net cash provided (used) by investing activities....       (18)         88           70
                                                                 -----        ----        -----
Cash flows from financing activities:
  Borrowings of debt........................................        --          60           60
  Repayments of debt........................................      (297)         --         (297)
  Intergroup cash transfers, net............................       155        (155)          --
  Repurchases of subsidiary common stock....................       (34)         --          (34)
  Other financing activities, net...........................       (12)         64           52
                                                                 -----        ----        -----
        Net cash used by financing activities...............      (188)        (31)        (219)
                                                                 -----        ----        -----
Effect of foreign currency rates on cash....................       (11)         --          (11)
                                                                 -----        ----        -----

Net cash provided to discontinued operations:
  Cash provided by operating activities.....................        --          11           11
  Cash used by investing activities.........................        --         (19)         (19)
  Cash provided by financing activities.....................        --          --           --
  Change in available cash held by discontinued
    operations..............................................        --           6            6
                                                                 -----        ----        -----
        Net cash provided to discontinued operations........        --          (2)          (2)
                                                                 -----        ----        -----

          Net decrease in cash and cash equivalents.........       (38)        (17)         (55)
          Cash and cash equivalents at beginning of
            period..........................................       855         532        1,387
                                                                 -----        ----        -----
          Cash and cash equivalents at end of period........     $ 817         515        1,332
                                                                 =====        ====        =====

              NOTES TO HISTORICAL ATTRIBUTED FINANCIAL INFORMATION

(1) The Interactive Group will initially comprise our approximate 98% interest in QVC, Inc., our 100% interest in Provide Commerce, Inc., our approximate 22% ownership interest in IAC/ InterActiveCorp and our approximate 18% ownership interest in GSI Commerce, Inc., which we account for as available-for-sale securities and our approximate 20% ownership in Expedia, which we account for as an equity affiliate. Accordingly, the accompanying attributed financial information for the Interactive Group includes our investments in IAC/InterActiveCorp and Expedia as well as the assets, liabilities, revenue, expenses and cash flows of QVC. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group and the Capital Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses between the Interactive Group and the Capital Group as described in note 5 below.

    The Interactive Group will focus on video and on-line commerce businesses. Accordingly, businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

    The Capital Group will consist of all of our businesses not included in the Interactive Group, including our consolidated subsidiaries Starz Entertainment Group LLC, On Command Corporation, TruePosition, Inc., FUN Technologies, Inc. and OpenTV Corp. and our cost and equity investments in GSN, LLC, Courtroom Television Network LLC, WildBlue Communications, Inc. and others. Accordingly, the accompanying attributed financial information for the Capital Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. In addition, we have attributed to the Capital Group all of our notes and debentures (and related interest expense) that have not been attributed to the Interactive Group. See note 4 below for the debt obligations attributed to the Capital Group.

    Any businesses that we may acquire in the future that we do not believe will be complementary to the Interactive Group will be attributed to the Capital Group.

    While we believe the allocation methodology described above is reasonable and fair to each group, we may elect to change the allocation methodology in the future. In the event we elect to transfer assets or businesses from one group to the other, such transfer would be made on a fair value basis and would be accounted for as a short-term loan unless our board of directors determines to account for it as a long-term loan or through an inter-group interest.

(2) Derivative instruments attributed to the Interactive Group are comprised of total return bond swaps and interest rate swaps that are related to the parent company debt attributed to the Interactive Group.

(3) The carrying value and unrealized holding gains as of March 31, 2006 of cost investments attributed to the Interactive Group are presented below:

                                                                         UNREALIZED
                                                              CARRYING    HOLDING
                                                               VALUE       GAINS
                                                              --------   ----------
                                                               AMOUNTS IN MILLIONS
IAC/InterActiveCorp.........................................   $2,040        475
GSI Commerce, Inc...........................................      140         81
                                                               ------        ---
                                                               $2,180        556
                                                               ======        ===

              NOTES TO HISTORICAL ATTRIBUTED FINANCIAL INFORMATION

(4) Debt attributed to the Interactive Group and the Capital Group is comprised of the following:

                                                                  MARCH 31, 2006
                                                              ----------------------
                                                              OUTSTANDING   CARRYING
                                                               PRINCIPAL     VALUE
                                                              -----------   --------
                                                               AMOUNTS IN MILLIONS
Interactive Group
  3.5% Senior Notes due 2006................................     $  121        121
  Floating Rate Senior Notes due 2006.......................      1,247      1,247
  7.875% Senior Notes due 2009..............................        670        666
  7.75% Senior Notes due 2009...............................        234        235
  5.7% Senior Notes due 2013................................        802        800
  8.5% Senior Debentures due 2029...........................        500        495
  8.25% Senior Debentures due 2030..........................        902        895
  QVC bank credit facility..................................        800        800
  QVC capital leases........................................         68         68
                                                                 ------      -----
    Total Interactive Group debt............................      5,344      5,327
                                                                 ------      -----
Capital Group
  4% Senior Exchangeable Debentures due 2029................        869        252
  3.75% Senior Exchangeable Debentures due 2030.............        810        232
  3.5% Senior Exchangeable Debentures due 2031..............        600        235
  3.25% Senior Exchangeable Debentures due 2031.............        551        118
  0.75% Senior Exchangeable Debentures due 2023.............      1,750      1,573
  Subsidiary debt...........................................         60         60
                                                                 ------      -----
    Total Capital Group debt................................      4,640      2,470
                                                                 ------      -----
Total debt..................................................     $9,984      7,797
                                                                 ======      =====

(5) Cash and stock-based compensation expense for our corporate employees have been allocated between the Interactive Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Capital Group to the Interactive Group for the three months ended March 31, 2006 and 2005 were $3 million and $1 million, respectively. While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6) Prior to January 1, 2006, we accounted for compensation expense related to stock options and stock appreciation rights pursuant to the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" ("APB Opinion No. 25"). Compensation was recognized based upon the percentage of the options that were vested and the difference between the market price of the underlying common stock and the exercise price of the options at the balance sheet date. The following tables for the three months ended March 31, 2005 illustrate the effect on earnings from continuing operations if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," ("Statement 123") to our options. Compensation expense for SARs and options with tandem SARs is the same under APB Opinion No. 25 and

              NOTES TO HISTORICAL ATTRIBUTED FINANCIAL INFORMATION

    Statement 123. Accordingly, no pro forma adjustment for such awards is included in the following table. Amounts are in millions.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                                     2005
                                                              ------------------
Interactive Group

Earnings from continuing operations, as reported............         $ 56
  Add stock-based compensation as determined under the
    intrinsic value method, net of taxes....................           --
  Deduct stock-based compensation as determined under the
    fair value method, net of taxes.........................           (3)
                                                                     ----
  Pro forma earnings from continuing operations.............         $ 53
                                                                     ====

    Capital Group

Earnings from continuing operations, as reported............       $183
  Add stock-based compensation as determined under the
    intrinsic value method, net of taxes....................          1
  Deduct stock-based compensation as determined under the
    fair value method, net of taxes.........................         (5)
                                                                   ----
Pro forma earnings from continuing operations...............       $179
                                                                   ====

(7) We have accounted for income taxes for the Interactive Group and the Capital Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

    We previously disclosed that we had submitted a request for a private letter ruling ("PLR") from the IRS to the effect that the restructuring would not result in a "significant modification," and therefore a deemed exchange, of our outstanding publicly-traded debt for U.S. federal income tax purposes. The restructuring, however, is not conditioned upon the receipt by us of the private letter ruling. If the restructuring were determined to be a "significant modification" of our outstanding publicly-traded debt, based on bid prices for that debt as of March 31, 2006, we estimate that the related tax liability (determined without regard to any tax benefits that we may otherwise have available to us) could be approximately $900 million. We expect that most of these tax liabilities, were they to arise, would result from the deemed exchange of our exchangeable debentures, and accordingly, most of these tax liabilities would be attributed to the Capital Group. In April 2006, we received a PLR from the IRS that the restructuring would not result in a "significant modification" of our publicly traded debt.

(8) Pro forma basic and diluted earnings (loss) per common share has been calculated by dividing the earnings (loss) attributable to each of the Interactive Group and the Capital Group by 701.4 million shares of Liberty Interactive common stock and 140.3 million shares of Liberty Capital common stock, respectively, which are the number of shares that would have been issued if the restructuring had been completed on March 31, 2006.

(9) If the restructuring proposals are adopted and the restructuring is completed, the Interactive Group and Capital Group will have voting and conversion rights under the amended charter. Following is a summary of those rights. Holders of Series A common stock will be entitled to one

              NOTES TO HISTORICAL ATTRIBUTED FINANCIAL INFORMATION

    vote per share and holders of Series B common stock will be entitled to ten votes per share. Holders of Series C common stock will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive common stock or the approval of the holders of only Series A and Series B Liberty Capital common stock.

    At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group. At the discretion of our board, Liberty Interactive common stock may be converted into Liberty Capital common stock at any time following the first anniversary of the restructuring. In addition, following certain group dispositions and subject to certain limitations, Liberty Capital common stock may be converted into Liberty Interactive common stock, and Liberty Interactive common stock may be converted into Liberty Capital common stock.

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